UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2021 (October 21, 2021)

FTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38382	30-0780081
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Main Street, Suite 2900 Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

(817) 862-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	FTSI	NYSE American
Series A Preferred Purchase Rights		NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 21, 2021, FTS International, Inc., a Delaware corporation (“FTSI” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, ProFrac Holdings, LLC, a Texas limited liability company (“Parent”) and ProFrac Acquisitions, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Surviving Corporation”).

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A common stock of the Company, par value $0.01 per share (“Class A Common Stock”) and each share of Class B common stock of the Company, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Shares”) (other than Shares held by the Company as treasury stock or by any subsidiary of the Company and Shares held by Parent or Merger Sub) issued and outstanding immediately prior to the Effective Time (other than dissenting shares) will be converted into the right to receive $26.52 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, at the Effective Time:

•	Each option (or portion thereof) to acquire Shares that is vested (including those that vest in connection with the transactions contemplated by the Merger Agreement) and outstanding immediately prior to the Effective Time (each, a “Company Option”), shall be cancelled and converted into the right to receive an amount in cash to be paid promptly following the Effective Time and in no event more than five days following the Effective Time, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such cancelled Company Option by (ii) the number of Shares subject to such Company Option immediately prior to the Effective Time;

•	Each time-based restricted stock unit of the Company that is vested (including those that vest in connection with the transactions contemplated by the Merger Agreement) and outstanding immediately prior to the Effective Time (each, a “Company RSU”), shall be cancelled and converted into the right to receive, at or no more than five days after the Effective Time, solely an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company RSU; and

•	Each performance-based restricted stock unit of the Company that is outstanding and unvested immediately prior to the Effective Time (each, a “Company PRSU”), shall be deemed to vest (if at all) based on actual performance achieved as of the Effective Time with respect to the applicable performance-based vesting conditions relating to such Company PRSU and such vested number of Company PRSUs (if any) shall be cancelled and converted into the right to receive, at or promptly after the Effective Time, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company PRSU that are deemed vested in accordance with the foregoing based on actual performance achieved as of the Effective Time with respect to applicable performance-based vesting conditions.

If the Merger is consummated, the Company’s securities will be de-listed from the NYSE American and de-registered under the Securities Exchange Act of 1934 as soon as practicable following the Effective Time.

The consummation of the Merger (the “Closing”) is subject to certain customary mutual conditions, including (i) the approval of the Company’s stockholders holding a majority of the outstanding Shares, (ii) the absence of any order or law that prohibits, renders illegal or enjoins the consummation of the Merger and (iii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). The Company’s obligation to close the Merger is also conditioned upon approval by a majority of the outstanding Shares other than Shares held by Parent and its affiliates. The obligation of each party to consummate the Merger is also conditioned upon (a) the accuracy of the representations and warranties of the other party as of the Closing (subject to customary materiality qualifiers), (b) compliance by the other party in all material respects with its pre-Closing obligations under the Merger Agreement and (c) in Parent’s case, the absence of a material adverse effect with respect to the Company.

Pursuant to the terms of a “go-shop” provision in the Merger Agreement, during the period beginning on the date of the Merger Agreement and ending at 11:59 p.m. (New York City time) on December 5, 2021 (the “Go-Shop Period End Date”), the Company and its representatives and subsidiaries may: (i) solicit, initiate, propose, encourage and facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an acquisition proposal from a third party; and (ii) engage in discussions and negotiations with, and furnish non-public information relating to the Company and its subsidiaries and afford access to the personnel and information of the Company and its subsidiaries to, any third party in connection with an acquisition proposal. Beginning on the Go-Shop Period End Date, the Company will become subject to customary “no-shop” restrictions on its ability (and the ability of its subsidiaries and representatives), except as permitted by the Merger Agreement, to (i) solicit, initiate or knowingly take any actions to facilitate or encourage the submission of any acquisition proposal by a third party, and (ii) enter into, engage in or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to information related to the Company or any of its subsidiaries to, any Third Party that, to the Company’s knowledge, is seeking to make, or has made, an acquisition proposal.

The Company, Parent and Merger Sub have each made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, the Company has agreed, among other things, to customary covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger. In addition, subject to certain exceptions, the Company has agreed to covenants relating to (i) the submission of the Merger Agreement to the Company’s stockholders at a special meeting thereof for approval and (ii) the recommendation by the board of directors of the Company in favor of the adoption by the Company’s stockholders of the Merger Agreement.

Parent is required to take any and all steps necessary to avoid or eliminate as soon as possible each and every impediment under the HSR Act or other applicable law so as to enable the parties to consummate the Merger; provided that Parent shall not be required to take any actions with respect to the assets or businesses of any person other than the Company and its subsidiaries.

Either the Company or Parent may terminate the Merger Agreement if (i) Parent, Merger Sub and the Company agree by mutual written consent to do so, (ii) the Merger has not been consummated on or before 11:59 p.m. (New York City time) on October 21, 2022 (such time and date, the “End Date”); provided that the End Date may be extended for successive 90 day periods (not to be extended beyond January 21, 2023 in any event) if on the End Date (as may have been previously extended) all of the conditions to the Merger have been satisfied or waived (to the extent waivable) other than conditions relating to antitrust approvals, (iii) any governmental authority has issued an order permanently enjoining or otherwise prohibiting the Merger and such order or other action has become, final and non-appealable, (iv) the approval of a majority of the outstanding Shares and, unless the Company has waived such condition, a majority of the outstanding Shares other than Shares held by Parent and its affiliates is not obtained at a meeting of the Company’s stockholders called for the purpose of adopting the Merger Agreement or (v) the other party breaches any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances. In addition, the Company may, under certain circumstances, terminate the Merger Agreement (a) in order for the Company to enter concurrently into a definitive written agreement with respect to a superior acquisition proposal, subject to the Company having first complied with certain matching rights and other obligations set forth in the Merger Agreement or (b) in the event that approval by a majority of the outstanding Shares other than Shares held by Parent and its affiliates is not obtained at a meeting of the Company’s stockholders called for the purpose of adopting the Merger Agreement. Additionally, Parent may, under certain circumstances, terminate the Merger Agreement if (x) the board of directors of the Company withdraws or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement or (y) the Company materially, knowingly and intentionally breaches its “no-shop” obligations under the Merger Agreement.

If the Merger Agreement is terminated by the Company in order for the Company to enter concurrently into a definitive written agreement with respect to a superior acquisition proposal, (i) prior to the Go-Shop Period End Date, the Company will be obligated to pay to Parent a one-time fee equal to $7,800,000 in cash or (ii) after the Go-Shop Period End Date, the Company will be obligated to pay Parent a one-time fee equal to $11,700,000 in cash.

If the Merger Agreement is terminated by Parent because the board of directors of the Company withdraws or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement, the Company will be obligated to pay Parent a one-time fee equal to $11,700,000 in cash. Additionally, in the event that (i) an alternative acquisition proposal is publicly disclosed or proposed to the board of directors of the Company prior to the meeting of the Company’s stockholders called for the purpose of adopting the Merger Agreement, (ii) the Merger Agreement is terminated as a result of either (x) the Merger not occurring on or before the End Date (unless the Company stockholder approvals have been obtained (or, in the case of the approval by stockholders other than Parent and its affiliates, waived) by the Company) or (y) because the Company has committed a breach that results in the failure of a condition to the Closing and (iii) within one year after such termination of the Merger Agreement, the Company enters into a definitive agreement with respect to an alternative transaction that is later consummated, the Company will be obligated to pay Parent a one-time fee equal to $11,700,000 in cash. In addition, the Company will be required to reimburse Parent for costs and expenses incurred by Parent in connection with an action that results in a judgment that the Company must pay the termination fee.

THRC Holdings, LP, an affiliate of Parent (“THRC”) has delivered an equity financing letter to the Company, pursuant to which, upon the terms and subject to the conditions set forth therein, THRC has committed to provide the necessary equity financing (up to a maximum of $400 million) to Parent to fund the transactions contemplated by the Merger Agreement. The transaction is not subject to a financing condition. In addition, THRC and the Company have entered into a voting and support agreement, pursuant to which, upon the terms and subject to the conditions set forth therein, THRC has agreed to vote in favor of the transactions under the Merger Agreement, including the Merger, at a meeting of the stockholders of the Company called for the purpose of adopting the Merger Agreement. THRC owns 2,750,000 shares of Class A Common Stock, which constitutes 19.6% of the outstanding Shares as of October 15, 2021.

The Merger Agreement and the above descriptions have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates or to modify or supplement any factual disclosures about the Company included in its public reports filed with the SEC. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement, instead of establishing these matters as facts, and may be subject to standards of materiality that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries or affiliates.

The foregoing description of the Merger Agreement and the transactions contemplated thereby, including the Merger, does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement. A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed transaction between the Company and Parent. In connection with this proposed transaction, the Company may file one or more proxy statements or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of the Company as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the

Company will be available free of charge on the Company’s internet website at https://www.ftsi.com/investor-relations/sec-filings/default.aspx or by contacting the Company’s primary investor relation’s contact by email at investors@ftsi.com or by phone at 817-862-2000.

Participants in Solicitation

The Company, Parent, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 5, 2021, its Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on April 30, 2021, certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports filed on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This communication contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that are not statements of historical fact, including statements about the Company’s ability to consummate the proposed transaction, the expected benefits of the proposed transaction and the expected impact of the coronavirus pandemic (COVID-19) on the Company 's businesses may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others: the failure to obtain the required vote of the Company’s stockholders, the timing to consummate the proposed transaction, the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur, the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated, the diversion of management time on transaction-related issues, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of the Company, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company I to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers, economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company ’s profitability, disruptions in the credit and financial markets, including diminished liquidity and credit availability, disruptions in the Company's businesses from the coronavirus pandemic (COVID-19), cyber-security vulnerabilities, supply issues, retention of key employees, and outcomes of legal proceedings, claims and investigations, future changes, results of operations, domestic spending by the onshore oil and natural gas industry, continued volatility or future volatility in oil and natural gas prices, deterioration in general economic conditions or a continued weakening or future weakening of the broader energy industry, federal, state and local regulation of hydraulic fracturing and other oilfield service activities, as well as exploration and production activities, including public pressure on governmental bodies and regulatory agencies to regulate our industry, and the price and availability of alternative fuels, equipment and energy sources. Accordingly, actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

These forward-looking statements speak only as of the date of this communication, and the Company does not assume any obligation to update or revise any forward-looking statement made in this communication or that may from time to time be made by or on behalf of the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among FTS International, Inc., ProFrac Holdings, LLC and ProFrac Acquisitions, Inc., dated as of October 21, 2021.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, FTS International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2021

FTS INTERNATIONAL, INC.

By:	/s/ Jared Vitemb
	Name:	Jared Vitemb
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among FTS International, Inc., ProFrac Holdings, LLC and ProFrac Acquisitions, Inc., dated as of October 21, 2021.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.